SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                   FORM 12b-25

                           Notification of Late Filing

                                                Commission File Number:  0-23105
(Check  one)

| |  Form  10-K  and  Form  10-KSB        | |  Form  11-K
| |  Form  20-F      |X|  Form  10-Q  and  Form  10-QSB      | |  Form  N-SAR

     For  the  period  ended  June  30,  1999

| |  Transition  Report  on  Form  10-K  and  Form  10-KSB
| |  Transition  Report  on  Form  20-F
| |  Transition  Report  on  Form  11-K
| |  Transition  Report  on  Form  10-Q  and  Form  10-QSB
| |  Transition  Report  on  Form  N-SAR

     For  the  transition  period  ended  ____________________

Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

     If the notification relates to a portion of the filing checked above, identify the item(s) to which notification relates: _____________________

                                     PART I
                             REGISTRANT INFORMATION

Full  name  of  registrant:    American  Independent  Network,  Inc.

Former  name  if  applicable:

Address  of  principal
executive  office:             6125  Airport  Freeway,  Suite  200

City, Stat  and Zip Code:      Haltom  City,  Texas  76117

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                                     PART II

                             RULE 12b-25(b) and (c)

     If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check appropriate box.)


      (a) The reasons described in detail in Part III of this form could not be eliminated without unreasonable effort or expense;

|X| (b) The subject annual report, semi-annual report, transition report of Forms 10-K, 10-KSB, 20-F, 11-K or Form N-SAR, or portion thereof will be filed on or before the 15th calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, 10-QSB, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

      (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.


                                    PART III

                                    NARRATIVE


     State below in reasonable detail the reasons why Forms 10-K, 10-KSB, 11-K, 20-F, 10-Q, 10-QSB, N-SAR or the transition report portion thereof could not be filed within the prescribed time period. (Attach extra sheets if needed.)

     The Company has recently been engaged in extensive negotiations with an investor and has been unable to complete the unaudited financial statements so that a timely filing of its 10-QSB was not possible.

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                                     PART IV

                                OTHER INFORMATION

     (1) Name and telephone number of person to contact in regard to this notification:
     Randy Moseley        (817)            222-1234
     -------------     ---------------------------------
        (Name)         (Area Code)    (Telephone Number)

     (2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).
     |X|  YES     | |  No

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?
     | |  YES     |X|  No




Exhibits
--------

None.

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                       American Independent Network, Inc.
                       ----------------------------------
                   (Name of Registrant as Specified in Charter

     Has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.

                                         ___________________________
Date     August  11,  1999               By /s/ Randy Moseley
                                            -----------------
                                         Randy Moseley
                                         Director, President and
                                         and Chief Financial Officer

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